NUMBER

CERT.9999

TEST COMPANY

SHARES

**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

$0.001 PAR VALUE COMMON STOCK

COMMON STOCK

CUSIP 999999ZZ9

THIS CERTIFIES THAT LITHIUM EXPLORATION GROUP, INC.

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
TEST COMPANY

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC

Transfer Agent and Registrar

By: ______________________

AUTHORIZED SIGNATURE

Chief Executive Officer